Exhibit 99.1

Socket Mobile Common Stock to Begin Trading on the OTC Markets

NEWARK, Calif., - July 24, 2012 - Socket Mobile, Inc. (NASDAQ: SCKT) announced today that the Company’s common stock will begin trading on the OTC Markets commencing on Friday, July 27, 2012. The shares will trade under the Company’s current symbol, SCKT. The Company has applied to trade on the OTCQX tier of the OTC Markets and will initially trade on the OTCQB tier until the processing of its application has been completed and approved. Investors will be able to view the Real Time Level II stock quotes for SCKT at http://www.otcmarkets.com/stock/SCKT/quote. Trading of the Company’s common stock on the Nasdaq Capital Market will be suspended at the opening of business on July 27, 2012.

On May 21, 2012 the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market indicating that the Company failed to comply with the minimum stockholders’ equity requirement of $2,500,000 for continued listing on the NASDAQ Capital Market set forth in Marketplace Rule 5550(b)(1). On July 3, 2012, the Company submitted a plan requesting an extension of time to regain compliance. On July 18, 2012, the Company’s request for an extension of time was denied and the Company was notified that its stock would be delisted from the Nasdaq Capital Market at the opening of the markets on July 27, 2012. The Company does not plan to appeal this determination.

About OTC Markets Group, Inc.

OTC Markets Group, Inc. (OTCQX: OTCM) operates the world's largest OTC marketplace for equity securities. Our OTC Link trading system delivers price transparency in over 10,000 securities and enables direct interaction between broker-dealers that provide liquidity and execution services. We organize the marketplace by categorizing the wide spectrum of OTC-traded companies into three tiers: OTCQX - The Intelligent Marketplace for the Best OTC Companies; OTCQB - The Venture Marketplace; and OTC Pink - The Open Marketplace. Our information-driven platform makes it easy for investors to trade at the best price through the broker of their choice and empowers companies to build the best markets for their investors. To learn more about our Open, Transparent, and Connected marketplace, visit www.otcmarkets.com.

About Socket Mobile

With 20 years of experience in the Automatic Identification and Data Capture (AIDC) market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals specifically designed to increase productivity and drive operational efficiencies in healthcare, hospitality and other business mobility deployments. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Socket Media Contact:	Socket Investor Contact:	Investor Relations Contact:
Angela Slate	Dave Dunlap	Todd Kehrli / Jim Byers
PR and Marcom Specialist	Chief Financial Officer	MKR Group, Inc.
510-933-3055	510-933-3035	323-468-2300
angela@socketmobile.com	dave@socketmobile.com	sckt@mkr-group.com

Socket and SoMo are registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2012, Socket Mobile, Inc. All rights reserved.

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